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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
ONEOK, Inc.

          We consent to the incorporation by reference herein of our report on the Consolidated Financial Statements of ONEOK, Inc. as of August 31, 1997 and 1996, and for each of the years in the three-year period ended August 31, 1997, which report appears in the August 31, 1997, Annual Report on Form 10-K of ONEOK, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of, in 1996.


                                 /s/ KPMG Peat Marwick LLP

Tulsa, Oklahoma
August 20, 1998